Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 FOR THE PERIOD


             Beginning January 1, 2002 and Ending December 31, 2002
                       ---------------     ------------------------


                                     TO THE


                     U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF


                           FIRSTENERGY SERVICE COMPANY
                        --------------------------------
                        (Exact Name of Reporting Company)


             A             Subsidiary                Service Company
               -------------------------------------
                   ("Mutual" or "Subsidiary")


                     Date of Incorporation October 11, 2001
                                           ----------------
                  If not Incorporated, Date of Organization
                                                             ----------

      State or Sovereign Power under which Incorporated or Organized Ohio
                                                                     ----

         Location of Principal Executive Offices of Reporting Company:

                         76 S. Main St., Akron, OH 44308
                         -------------------------------


   Name, title, and address of officer to whom correspondence concerning this report should be addressed:


                                                           300 Madison Avenue
 P. R. Chatman                Assistant Controller        Morristown, NJ 07962
 -------------------------------------------------------------------------------
    (Name)                          (Title)                    (Address)


Name of Principal  Holding  Company Whose  Subsidiaries  are served by Reporting
Company:

                     FIRSTENERGY CORP. (File No. 070-09793)
                     --------------------------------------

--------------------------------------------------------------------------------

                                                                             1
                      INSTRUCTIONS FOR USE OF FORM U-13-60

        1. Time of Filing. - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

        2. Number of Copies. - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

        3. Period Covered by Report. - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

        4. Report Format. - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

        5. Money Amounts Displayed. - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

        6. Deficits Displayed. - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

        7. Major Amendments or Corrections. - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

        8. Definitions. - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

        9. Organization Chart. - The service company shall submit with each annual report a copy of its current organization chart.

        10. Methods of Allocation. - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

        11. Annual Statement of Compensation for Use of Capital Billed. - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

--------------------------------------------------------------------------------


                                                                                                         2
--------------------------------------------------------------------------------------------------------------

   LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                                        Page
   ---------------------------------------------                                                       Number
--------------------------------------------------------------------------------------------------------------

   Description of Schedules and Accounts                                 Schedule or Account
                                                                                 Number
--------------------------------------------------------------------------------------------------------------
   COMPARATIVE BALANCE SHEET                                                    Schedule I               4-5
   -------------------------
         SERVICE COMPANY PROPERTY                                               Schedule II              6-7
         ACCUMULATED PROVISION FOR DEPRECIATION AND
         AMORTIZATION OF SERVICE COMPANY PROPERTY                               Schedule III              8
         INVESTMENTS                                                            Schedule IV               9
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                              Schedule V              10-10A
         FUEL STOCK EXPENSES UNDISTRIBUTED                                      Schedule VI              11
         STORES EXPENSE UNDISTRIBUTED                                           Schedule VII             12
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                               Schedule VIII            13
         MISCELLANEOUS DEFERRED DEBITS                                          Schedule IX              14
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                                           Schedule X               15
         PROPRIETARY CAPITAL                                                    Schedule XI              16
         LONG-TERM DEBT                                                         Schedule XII             17
         CURRENT AND ACCRUED LIABILITIES                                        Schedule XIII           18-18A
         NOTES TO FINANCIAL STATEMENTS                                          Schedule XIV             19

   COMPARATIVE INCOME STATEMENT                                                 Schedule XV              20
   ----------------------------
         ANALYSIS OF BILLING - ASSOCIATE COMPANIES                              Account 457              21
         ANALYSIS OF BILLING - NONASSOCIATE COMPANIES                           Account 458              22
         ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
         AND NONASSOCIATE COMPANIES                                             Schedule XVI             23
         SCHEDULE OF EXPENSE BY DEPARTMENT OR
         SERVICE FUNCTION                                                       Schedule XVII           24-25
         DEPARTMENTAL ANALYSIS OF SALARIES                                      Account 920              26
         OUTSIDE SERVICES EMPLOYED                                              Account 923             27-27D
         EMPLOYEE PENSIONS AND BENEFITS                                         Account 926              28
         GENERAL ADVERTISING EXPENSES                                           Account 930.1           29-29A
         MISCELLANEOUS GENERAL EXPENSES                                         Account 930.2            30
         RENTS                                                                  Account 931              31
         TAXES OTHER THAN INCOME TAXES                                          Account 408              32
         DONATIONS                                                              Account 426.1           33-33A
         OTHER DEDUCTIONS                                                       Account 426.5            34
         NOTES TO STATEMENT OF INCOME                                           Schedule XVIII           35

--------------------------------------------------------------------------------------------------------------

                                                                             3
--------------------------------------------------------------------------------

   LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                          Page
   --------------------------------------------                         Number
--------------------------------------------------------------------------------


Description of Reports or Statements

   ORGANIZATION CHART                                                     36
   ------------------



   METHODS OF ALLOCATION                                                  37
   ---------------------



   ANNUAL STATEMENT OF COMPENSATION FOR USE                               38
   ----------------------------------------
   OF CAPITAL BILLED
   -----------------



NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.


-------------------------------------------------------------------------------


                                                                                                       4
                               ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

--------------------------------------------------------------------------------------------------------------
                                  SCHEDULE I - COMPARATIVE BALANCE SHEET
                                  --------------------------------------
Give balance sheet of the Company as of December 31 of the current and prior year.
--------------------------------------------------------------------------------------------------------------
ACCOUNT            ASSETS AND OTHER DEBITS                                           As of December 31
-------           ------------------------                                      --------------------------
                                                                                  CURRENT           PRIOR
                                                                                -----------       --------
   SERVICE COMPANY PROPERTY
101      Service Company property (Schedule II)                                 $ 207,739        $ 207,348
107      Construction work in progress (Schedule II)                              115,050           28,989
                                                                                 --------         --------
                  Total Property                                                  322,789          236,337

108      Less accumulated provision for depreciation
         and amortization of service company
         property (Schedule III)                                                   92,077           66,810
                                                                                 --------          -------

                  Net Service Company Property                                    230,712          169,527
                                                                                 --------          -------

   INVESTMENTS
123      Investments in associate companies (Schedule IV)                               -                -
124      Other investments (Schedule IV)                                          275,093          289,775
                                                                                 --------          -------
                  Total Investments                                               275,093          289,775
                                                                                 --------          -------

   CURRENT AND ACCRUED ASSETS
131      Cash                                                                    (320,577)        (351,990)
134      Special deposits                                                               -                -
135      Working funds                                                                203              185
136      Temporary cash investments (Schedule IV)                                   5,790           11,965
141      Notes receivable from associate companies                                    204                -
143      Accounts Receivable                                                       12,987           15,228
144      Accumulated Provision For Uncollectible                                     (797)            (504)
         Accounts receivable
146      Accounts receivable from associate
         companies (Schedule V)                                                   552,400          682,792
152      Fuel stock expenses undistributed (Schedule VI)                                -              (20)
154      Materials and supplies                                                         -              117
163      Stores expenses undistributed (Schedule VII)                                   -                -
165      Prepayments                                                               10,588           10,811
171      Interest Receivable                                                        1,206              807
174      Miscellaneous current and accrued assets
         (Schedule VIII)                                                                -                -
                                                                                  -------          -------
                  Total Current and Accrued Assets                                262,004          369,391
                                                                                  -------          -------

   DEFERRED DEBITS

181      Umamortized debt expense                                                       -                -
184      Clearing accounts                                                            224              197
186      Miscellaneous deferred debits (Schedule IX)                               43,244           23,012
188      Research, development, or demonstration
         expenditures (Schedule X)                                                      -                -
190      Accumulated deferred income taxes                                              -                -
                                                                                  -------          -------
                  Total Deferred Debits                                            43,468           23,209
                                                                                  -------          -------

                  TOTAL ASSETS AND OTHER DEBITS                                  $811,277         $851,902
                                                                                  =======          =======

--------------------------------------------------------------------------------------------------------------


                                                                                                          5
                               ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

--------------------------------------------------------------------------------------------------------------

                                  SCHEDULE I - COMPARATIVE BALANCE SHEET

--------------------------------------------------------------------------------------------------------------
ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL                         As of December 31
-------         -----------------------------------                       ---------------------
                                                                          CURRENT         PRIOR
                                                                          -------         -----
  PROPRIETARY CAPITAL
  -------------------
201  Common stock issued (Schedule XI)                                    $     1        $     1
211  Miscellaneous paid-in-capital (Schedule XI)                           10,515         28,815
215  Retained earnings / Accumulated other
           comprehensive income /(loss) (Schedule XI)                           -              -
216       Unappropriated retained earnings (Schedule XI)                    2,595          2,595
                                                                           ------         ------
                  Total Proprietary Capital                                13,111         31,411
                                                                           ------         ------


  LONG-TERM DEBT
  --------------

223  Advances from associate companies (Schedule XII)                           -              -
224  Other long-term debt  (Schedule XII)                                  36,297         33,865
225  Unamortized premium on long-term debt                                      -              -
226  Unamortized discount on long-term debt-debit                               -              -
                                                                           ------         ------
                  Total Long-term Debt                                     36,297         33,865
                                                                           ------         ------

  CURRENT AND ACCRUED LIABILITIES
  -------------------------------

231  Notes payable                                                              -              -
232  Accounts payable                                                      45,782         35,498
233  Notes payable to associate
           companies (Schedule XIII)                                       88,769         50,972
234  Accounts payable to associate
           companies (Schedule XIII)                                      479,273        603,791
236  Taxes accrued                                                        (62,158)       (51,657)
237  Interest accrued                                                         629            376
238  Dividends declared                                                         -              -
241  Tax collections payable                                                 (995)            70
242  Miscellaneous current and accrued
           liabilities (Schedule XIII)                                     17,503         25,400
                                                                          -------        -------
                  Total Current and Accrued Liabilities                   568,803        664,450
                                                                          -------        -------

  DEFERRED CREDITS
  ----------------

253  Other deferred credits                                               228,059         92,979
255  Accumulated deferred investment tax credit                                 -              -
                                                                          -------        -------
                  Total Deferred Credits                                  228,059         92,979
                                                                          -------        -------

282  ACCUMULATED DEFERRED INCOME TAXES                                    (34,993)        29,197
                                                                          -------        -------

                  TOTAL LIABILITIES AND PROPRIETARY                      $811,277       $851,902
                                                                          =======        =======
                  CAPITAL

--------------------------------------------------------------------------------------------------------------


                                                                                                          6
                               ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                   For the Year Ended December 31, 2002

--------------------------------------------------------------------------------------------------------------

                                  SCHEDULE II - SERVICE COMPANY PROPERTY

--------------------------------------------------------------------------------------------------------------
                                   BALANCE AT                 RETIREMENTS     OTHER             BALANCE AT
                                   BEGINNING      ADDITIONS       OR          CHANGES 1/         CLOSE OF
       DESCRIPTION                  OF YEAR                      SALES                -            YEAR
--------------------------------------------------------------------------------------------------------------

SERVICE COMPANY PROPERTY
------------------------

Account
-------

301      ORGANIZATION              $      -       $      -      $      -         $     -        $      -

303      MISCELLANEOUS
         INTANGIBLE PLANT            65,481          8,658            (5)              -          74,134

304      LAND & LAND RIGHT              686              -             -               -             686

305      STRUCTURES AND
         IMPROVEMENTS                18,243             61           (29)              -          18,275

306      LEASEHOLD
         IMPROVEMENTS                     -              -             -               -               -

307      EQUIPMENT 2/                41,548             83          (951)             (2)         40,678
                   -

308      OFFICE FURNITURE
         AND EQUIPMENT               81,390          1,508        (7,272)         (1,660)         73,966

309      AUTOMOBILES, OTHER
         VEHICLES AND
         RELATED GARAGE
         EQUIPMENT                        -          1,875        (1,875)              -               -

310      AIRCRAFT AND
         AIRPORT EQUIPMENT                -              -             -               -               -

311      OTHER SERVICE
         COMPANY PROPERTY 3/              -              -             -               -               -
                          -         ------------------------------------------------------------------------
         SUB-TOTAL                  207,348         12,185       (10,132)         (1,662)        207,739
                                    ------------------------------------------------------------------------
107      CONSTRUCTION WORK
         IN PROGRESS 4/              28,989         89,402             -          (3,341)        115,050
                     -
------------------------------------------------------------------------------------------------------------
     TOTAL                         $236,337       $101,587      $(10,132)        $ 5,003)       $322,789
                                    ========================================================================
--------------------------------------------------------------------------------------------------------------

                                                                                                          7
                                         SCHEDULE II - CONTINUED

--------------------------------------------------------------------------------------------------------------

1/   PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-

     N/A


--------------------------------------------------------------------------------------------------------------

2/   SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE
-    COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING
     THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:
                                                                                                  BALANCE AT
                 SUBACCOUNT DESCRIPTION                                         ADDITIONS          CLOSE OF
                                                                                                     YEAR

     COMMUNICATIONS EQUIPMENT (MICROWAVE & TELEPHONE)                           $    83            $40,678

                                                                                 ------             ------
                                            TOTAL                               $    83            $40,678
                                                                                 ======             ======

--------------------------------------------------------------------------------------------------------------

3/   DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-
     N/A


--------------------------------------------------------------------------------------------------------------

4/   DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-
     GENERAL BUILDING
     SAP SYSTEM


--------------------------------------------------------------------------------------------------------------



                                                                                                          8
                               ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                   For the Year Ended December 31, 2002

--------------------------------------------------------------------------------------------------------------

                                               SCHEDULE III
                                ACCUMULATED PROVISION FOR DEPRECIATION AND
                                 AMORTIZATION OF SERVICE COMPANY PROPERTY

--------------------------------------------------------------------------------------------------------------
                               BALANCE AT       ADDITIONS                                          BALANCE AT
                               BEGINNING         CHARGED                        OTHER CHANGES       CLOSE OF
DESCRIPTION                    OF YEAR              TO        RETIREMENTS       ADD (DEDUCT)1/        YEAR
                                               ACCOUNT 403                                  -
--------------------------------------------------------------------------------------------------------------

Account

301    ORGANIZATION                      -              -             -                    -             -

303    MISCELLANEOUS
       INTANGIBLE PLANT             26,924         23,354            (5)                  66        50,339

304    LAND& LAND RIGHTS                 -              -             -                    -             -


305    STRUCTURES AND
       IMPROVEMENTS                  5,097            389           (29)                 (77)        5,380

306    LEASEHOLD
       IMPROVEMENTS                      -              -             -                    -             -

307    EQUIPMENT                    21,368          2,443          (951)                (252)       22,608

308    OFFICE FURNITURE
       AND FIXTURES                 13,421          7,944        (7,272)                (343)       13,750

309    AUTOMOBILES, OTHER                -              -        (1,875)               1,875             -
       VEHICLE AND RELATED
       GARAGE EQUIPMENT

310    AIRCRAFT AND
       AIRPORT EQUIPMENT                 -              -             -                    -             -


311    OTHER SERVICE
       COMPANY PROPERTY                  -              -             -                    -             -

                                    --------------------------------------------------------------------------
                                   $66,810        $34,130      $(10,132)              $1,269       $92,077
                                    ==========================================================================


--------------------------------------------------------------------------------------------------------------
1/       PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-
              N/A

--------------------------------------------------------------------------------------------------------------


                                                                             9
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS:           Complete the following schedule concerning investments.

                        Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

                        Under Account 136, "Temporary Cash Investments", list each investment separately.

--------------------------------------------------------------------------------
                                                       BALANCE AT    BALANCE AT
              DESCRIPTION                               BEGINNING     CLOSE OF
                                                         OF YEAR        YEAR
--------------------------------------------------------------------------------

ACCOUNT 123 - INVESTMENT IN ASSOCIATE COMPANIES

                    NONE

ACCOUNT 124 - OTHER INVESTMENTS

              INVESTMENTS HELD IN TRUST - DEFERRED
              COMPENSATION PLAN                         $174,940      $196,816
              EMPLOYEE STOCK OPTION PLAN                  97,227        78,277
              PENSIONS                                    17,608             -
                                                         -------       -------
              TOTAL                                     $289,775      $275,093
                                                         =======       =======

ACCOUNT 136 - TEMPORARY CASH INVESTMENTS

              BANK CERTIFICATE OF DEPOSIT                $11,865      $  5,690
              SHORE BANK CD                                  100           100
                                                          ------       -------
              TOTAL                                      $11,965      $  5,790
                                                          ======       =======

--------------------------------------------------------------------------------

                                                                            10
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

--------------------------------------------------------------------------------

INSTRUCTIONS:         Complete the following schedule listing accounts
                      receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------
                                                     BALANCE AT     BALANCE AT
              DESCRIPTION                            BEGINNING       CLOSE OF
                                                      OF YEAR          YEAR
--------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
        COMPANIES

        ADVANCED TECHNOLOGIES DEVELOPMENT CORP.      $    448         $    187
        AMERICAN TRANSMISSION SYST                          -            7,010
        BAY SHORE POWER COMPANY                            30                -
        CENTERIOR ENERGY SERVICES, INC.                    35              148
        CLEVELAND ELECTRIC ILLIUMINATING COMPAN         2,151           18,230
        FELHC, INC.                                        23                -
        FIBER VENTURE EQUITY, INC.                          9                2
        FIRSTENERGY CORP.                             637,915          439,651
        FIRSTENERGY FACILITIES SERVICES GROUP, LLC        199                -
        FIRSTENERGY GENERATION CORP.                   13,105           11,764
        FIRSTENERGY NUCLEAR OPERATING CO                7,113           23,460
        FIRSTENERGY PROPERTIES, INC.                      419               68
        FIRSTENERGY SOLUTIONS CORP.                     8,077            8,501
        FIRSTENERGY TELECOMMUNICATIONS CORP.              519              715
        FIRSTENERGY VENTURES CORP.                        152              373
        GPU SERVICE, INC.                                   -           10,706
        GPU TELCOM SERVICES, INC.                           -            5,910
        MARBEL ENERGY CORP.                            10,648              105
        PENN POWER ENERGY, INC.                             2                -
        PENNYSYLVANIA POWER COMPANY                         -            1,591
        TOLEDO EDISON COMPANY                           1,929           23,920
        WARRENTON RIVER TERMINAL, LTD.                     18               59

                                                      -------          -------
                           TOTAL                     $682,792         $552,400
                                                      =======          =======


--------------------------------------------------------------------------------

                                                                            10A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts  receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                  TOTAL
                                                                   PAYMENTS
                                                                   --------
        ADVANCED TECHNOLOGIES DEVELOPMENT CORP.                  $    5,892
        AMERICAN TRANSMISSION SYSTEMS, INC.                         176,671
        BAY SHORE POWER COMPANY                                         431
        CENTERIOR ENERGY SERVICES, INC.                              26,944
        CENTERIOR FUNDING CORP.                                       1,217
        CLEVELAND ELECTRIC ILLIUMINATING COMPANY                  2,109,993
        FELHC, INC.                                                      29
        FIBER VENTURE EQUITY, INC.                                    5,217
        FIRSTENERGY CORP.                                         1,058,631
        FIRSTENERGY FACILITIES SERVICES GROUP, LLC                   15,830
        FIRSTENERGY GENERATION CORP.                              1,540,094
        FIRSTENERGY NUCLEAR OPERATING CO.                           793,131
        FIRSTENERGY PROPERTIES, INC.                                  3,178
        FIRSTENERGY SOLUTIONS CORP.                               3,316,764
        FIRSTENERGY TELECOMMUNICATIONS CORP.                            257
        FIRSTENERGY VENTURES CORP.                                      474
        GPU ADVANCED RESOURCES, INC.                                    614
        GPU TELCOM SERVICES, INC.                                    47,053
        OHIO EDISON COMPANY                                       2,560,949
        PENN POWER ENERGY, INC.                                           2
        PENNSYLVANIA POWER COMPANY                                  556,673
        OES CAPITAL, INC.                                           115,940
        OES FINANCE, INC.                                               403
        OES FUEL, INC.                                              157,908
        OES NUCLEAR, INC.                                            15,182
        OES VENTURES, INC.                                              257
        TOLEDO EDISON CAPITAL CORP.                                      14
        TOLEDO EDISON COMPANY                                     1,317,596
        WARRENTON RIVER TERMINAL, LTD                                 1,864

                                                                 ----------
                                    TOTAL PAYMENTS              $13,829,208
                                                                 ==========

--------------------------------------------------------------------------------

                                                                             11
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

--------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses  incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

--------------------------------------------------------------------------------

              DESCRIPTION                  LABOR          EXPENSES        TOTAL

--------------------------------------------------------------------------------

ACCOUNT 152 -FUEL STOCK EXPENSES UNDISTRIBUTED


                    NONE




                                           -----           -----           ----
                     TOTAL                $  -            $  -            $   -
                                           =====           =====           ====


SUMMARY:


--------------------------------------------------------------------------------

                                                                             12
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

--------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses  incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

--------------------------------------------------------------------------------

         DESCRIPTION                   LABOR           EXPENSES        TOTAL

--------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED



                      NONE




                                        -----           -----           ------
                  TOTAL                $  -            $  -            $  -
                                        =====           =====           ======





--------------------------------------------------------------------------------

                                                                              13
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                                  SCHEDULE VIII

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------
                                                    BALANCE AT        BALANCE AT
         DESCRIPTION                                BEGINNING          CLOSE OF
                                                     OF YEAR             YEAR
--------------------------------------------------------------------------------

ACCOUNT 174 -   MISCELLANEOUS CURRENT AND ACCRUED
                ASSETS


                NONE




























                                                       ------           ------
                          TOTAL                       $   -            $  -
                                                       ======           ======



--------------------------------------------------------------------------------

                                                                              14
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than $10,000 may be grouped by class showing the number of items in each class.

--------------------------------------------------------------------------------
                                                       BALANCE AT     BALANCE AT
                      DESCRIPTION                      BEGINNING       CLOSE OF
                                                        OF YEAR         YEAR
--------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS

        EXECUTIVE DEFERRED COMPENSATION PLAN            $ 9,943       $23,426

        QUALIFIED PENSION PLAN                                -         9,942

        RESTRICTED STOCK AWARDS                           3,673         3,127

        SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM         2,984         2,494

        DISTRIBUTED OVERHEADS                               904         1,424

        OTHER DEFERRED DEBITS                               851         1,027

        DEFERRED EXPENSES FROM SALE OF ASSETS               168           855

        ACQUISITION COSTS - NEW COMPANIES                 4,691           532

        NEW VENTURE DEVELOPMENT                            (413)         (388)

        CONTRACT WORK & ENGINEERING                         (31)          285

        MAINTENANCE ACTIVITIES & VEHICLES                   201           206

        SYSTEM CAPACITY DESIGN                                -           164

        MANAGEMENT ACTIVITIES                                 1            51

        TECHNICAL SUPPORT                                     -            48

        COMMUNICATION SERVICES                                2            13

        OTHER (19 under $10,000)                             38            38

                                                         ------       -------
                                    TOTAL               $23,012       $43,244
                                                         ======       =======


--------------------------------------------------------------------------------

                                                                              15
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                                   SCHEDULE X

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a description of each material research,  development, or demonstration project, which incurred costs by the service corporation during the year.

--------------------------------------------------------------------------------

              DESCRIPTION                                                 AMOUNT

-------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION
                        EXPENDITURES

PROGRAMS FUNDED WITHIN ELECTRIC POWER RESEARCH INSTITUTE (EPRI):
   - FUNDAMENTAL DISTRIBUTED RESOURCES TECHNOLOGY ASSESSMENTS              $44
   - DISTRIBUTED RESOURCES PREMIUM POWER SOLUTIONS                          67
   - MICROTURBINES AND MINI-STORAGE                                         80
   - FUEL CELLS                                                             80
   - DISTRIBUTED RESOURCES INTERCONNECTION HARDWARE                         53
   - DISTRIBUTED RESOURCES DEPLOYMENT                                       44
   - DISTRIBUTED RESOURCES IN ELECTRIC DISTRIBUTION SYSTEMS                 44
   - OTHER DISTRIBUTED RESOURCES PROJECTS                                   49

MICROTURBINE DEMONSTRATION PROJECT & DEVELOPMENT OF NEW STORAGE
    TECHNOLOGY (CO-FUNDED WITH EPRI)                                        17

MICROTURBINE DEVELOPMENT / DEMONSTRATION PROJECTS FOR USE AT
    FIRSTENERGY FACILITY SITES                                              45

BILLED TO OPERATING COMPANIES                                             (523)
                                                                         -----
                                                   TOTAL                $    -
                                                                         =====


--------------------------------------------------------------------------------


                                                                                                                                16
                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                              For the Year Ended December 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                SCHEDULE XI - PROPRIETARY CAPITAL

------------------------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF         PAR OR STATED             OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER             CLASS OF STOCK                   SHARES                VALUE               ------------------------------
                                                          AUTHORIZED            PER SHARE             NO. OF SHARES     TOTAL AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

      201                COMMON STOCK ISSUED                 850                  $  0*                     1             $ 1,000*
                                                                                                                           ------
                                                                                                TOTAL                     $ 1,000*
                                                                                                                           ======

          INSTRUCTIONS:  Classify amounts in each account with brief explanation,  disclosing the general nature of transactions which gave rise to the reported amounts.

------------------------------------------------------------------------------------------------------------------------------------
                         DESCRIPTION                                                                                       AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL
                EXECUTIVE DEFERRED COMPENSATION PLAN                                                                       (6,095)
                EMPLOYEE STOCK OPTION PLAN                                                                                 45,527
                EQUITY COMPENSATION PLAN                                                                                  (19,744)
                QUALIFIED PENSION PLAN                                                                                    (47,238)
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN                                                                     (2,473)
                TAXES                                                                                                      40,538
                                                                                                                          -------
                                                                                                TOTAL                    $ 10,515
                                                                                                                          =======

ACCOUNT 215 - RETAINED EARNINGS /ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS):                                             NONE

     INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital  owed or net loss remaining from servicing  nonassociates per the General  Instructions of the
                    Uniform  System  of  Accounts.  For  dividends  paid  during  the year  in cash or  otherwise,  provide  rate percentage, amount of dividend, date declared and date paid.

------------------------------------------------------------------------------------------------------------------------------------
                                                                       BALANCE AT        NET INCOME                      BALANCE AT
         D E S C R I P T I O N                                          BEGINNING             OR           DIVIDENDS      CLOSE OF
                                                                          OF YEAR           (LOSS)            PAID          YEAR
------------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS                            2,595               -                  -          2,595
                NONE
                                                                          -----           -----              -----          -----
                                                      TOTAL              $2,595          $    -             $    -         $2,595
                                                                          =====           =====              =====          =====
         *   In whole dollars.
------------------------------------------------------------------------------------------------------------------------------------



                                                                                                                                 17
------------------------------------------------------------------------------------------------------------------------------------
                                          ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                              For the Year Ended December 31, 2002


------------------------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE XII- LONG-TERM DEBT

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Advances from  associate  companies  should be reported  separately  for advances on notes,  and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of  obligation  column.  For  Account  224 - Other  long  term  debt  provide  the name of  creditor  company  or organization,  terms  of the  obligation,  date of  maturity,  interest  rate,  and  the  amount  authorized  and outstanding.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                           TERMS OF OBLIG      DATE                                BALANCE AT                             BALANCE AT
  NAME OF CREDITOR         CLASS & SERIES       OF       INTEREST      AMOUNT       BEGINNING                         1/     CLOSE
                           OF OBLIGATION     MATURITY      RATE      AUTHORIZED      OF YEAR    ADDITIONS   DEDUCTIONS-     OF YEAR
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223 -  ADVANCES FROM ASSOCIATE
               COMPANIES:

                 NONE


------------------------------------------------------------------------------------------------------------------------------------


ACCOUNT 224 - OTHER LONG-TERM DEBT:

         EMPLOYEE DEFERRED COMPENSATION PROGRAM                                     $26,676         $1,755        -         $28,431
         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN                                       7,189            677        -           7,866
                                                                                     ------         ------                   ------
                           TOTAL                                                    $33,865         $2,432                  $36,297
                                                                                     ======          =====                   ======

------------------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:
                 NONE


------------------------------------------------------------------------------------------------------------------------------------

                                                                              18
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  balance of notes and accounts  payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------
                                                         BALANCE AT  BALANCE AT
              DESCRIPTION                                BEGINNING    CLOSE OF
                                                          OF YEAR     OF YEAR
--------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES
        FIRSTENERGY CORP.                                 $     -     $34,271
        FIRSTENERGY NUCLEAR OPERATING CO.                   1,985       8,650
        FIRSTENERGY PROPERTIES, INC.                       23,932      24,420
        FIRSTENERGY VENTURES CORP.                         25,055      21,428
                                                           ------      ------
                                          TOTAL           $50,972     $88,769
                                                           ======      ======

--------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES

     AMERICAN TRANSMISSION SYSTEMS, INC.                 $  7,038    $      -
     CENTERIOR FUNDING CORP.                                    -         571
     FELHC, INC.                                                -          73
     FIRSTENERGY FACILITIES SERVICES GROUP, LLC         -     787
     GPU SERVICE, INC.                                        593           -
     OHIO EDISON COMPANY                                  594,442     477,816
     PENNSYLVANIA POWER COMPANY                             1,678           -
     TOLEDO EDISON CAPITAL CORP.                               40          26
                                                          -------     -------
                                          TOTAL          $603,791    $479,273
                                                          =======    =======

--------------------------------------------------------------------------------

                                                                            18A
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  balance of notes and accounts  payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------
                                                      BALANCE AT    BALANCE AT
              DESCRIPTION                             BEGINNING      CLOSE OF
                                                       OF YEAR        YEAR
--------------------------------------------------------------------------------

ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED
                   LIABILITIES

   DISTRIBUTED PAYROLL ACCRUAL                          $     2      $     -
   FIRSTENERGY STOCK OPTIONS                                  9            -
   MSG CUSTOMER DEPOSITS                                    250          250
   OTHER CURRENT LIABILITIES                              9,198         (586)
   PAYROLL DEDUCTIONS                                       (31)        (189)
   PROVISION FOR ESTIMATED COST OF VACATION               5,972       18,030
   TELECOM-ADVANCED BILLING AND PAYMENT                       -           (2)
                                                         ------       ------
                                        TOTAL           $25,400      $17,503
                                                         ======       ======


--------------------------------------------------------------------------------

                                                                              19
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------
                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------

     On November 7, 2001, FirstEnergy Corp. (FirstEnergy), merged with GPU, Inc., a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). FirstEnergy is the surviving company in the merger. On November 7, 2001, upon completion of the merger, FirstEnergy filed with the SEC a Notification of Registration on Form U-5A, thereby registering as a holding company pursuant to the provisions of Section 5(a) under the 1935 Act.

     As part of the Merger Order, FirstEnergy was granted interim approval to provide services to all its affiliates after the Merger under FirstEnergy
Service Company. The Merger Order further required a separate application seeking authorization to consolidate the functions performed by FirstEnergy Service Company and GPU Service Company. On October 15, 2002, FirstEnergy filed with the SEC requesting authorization to consolidate all common corporate services under FirstEnergy Service Company, not later than June 1, 2003. Full compliance by FirstEnergy Service Company under section 13 of the Act and the rules under the Act will be required upon consolidation.


--------------------------------------------------------------------------------

                                                                              20
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                   SCHEDULE XV

                               STATEMENT OF INCOME

--------------------------------------------------------------------------------

ACCOUNT                 DESCRIPTION                     CURRENT YEAR  PRIOR YEAR

--------------------------------------------------------------------------------
      INCOME
      ------

457         Services rendered to associate companies      $665,800            -
458         Services rendered to nonassociate
            companies                                            -            -
421         Miscellaneous income or loss                     1,942            -
                                                           -------      -------

                        Total Income                      $667,742            -
                                                           -------      -------

      EXPENSE
      -------

920         Salaries and wages                             128,585            -
921         Office supplies and expenses                   240,178            -
922         Administrative expense transferred -
            credit                                               -            -
923         Outside services employed                       32,106            -
924         Property insurance                                 408            -
925         Injuries and damages                             2,043            -
926         Employee pensions and benefits                 178,371            -
928         Regulatory commission expense                    2,728            -
930.1       General advertising expenses                     1,634            -
930.2       Miscellaneous general expenses                  13,193            -
931         Rents                                            8,801            -
932         Maintenance of structures and equipment              -            -
403         Depreciation and amortization expense           34,154            -
408         Taxes other than income taxes                   11,370            -
409         Income taxes                                    (3,726)           -
410         Provision for deferred income taxes             (2,402)           -
411         Provision for deferred income taxes -
            credit                                               -            -
411.5       Investment tax credit                                -            -
426.1       Donations                                        2,627            -
426.5       Other deductions                                 9,862            -
427         Interest on long-term debt                       2,783            -
430         Interest on debt to associate companies          2,391            -
431         Other interest expense                           2,636            -
                                                           -------      -------

                 Total Expense                            $667,742            -
                                                           -------      -------

                 Net Income or (Loss)                     $      -     $      -
                                                           =======      =======
--------------------------------------------------------------------------------


                                                                                                      21
                            ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                For the Year Ended December 31, 2002


---------------------------------------------------------------------------------------------------------

                                         ANALYSIS OF BILLING

                                         ASSOCIATE COMPANIES
                                             ACCOUNT 457

---------------------------------------------------------------------------------------------------------
                                                DIRECT          INDIRECT       COMPENSATION     TOTAL
                                                COSTS            COSTS           FOR USE        AMOUNT
NAME OF ASSOCIATE COMPANY                      CHARGED          CHARGED         OF CAPITAL      BILLED
                                               -------          -------         ----------
                                                457-1            457-2            457-3
---------------------------------------------------------------------------------------------------------

ADVANCED TECHNOLOGIES DEVELOPMENT CORP.         $     -        $  1,886           $   -        $  1,886
AMERICAN TRANSMISSION SYSTEMS, INC.               3,131          16,499               -          19,630
BAY SHORE POWER COMPANY                               -             575               -             575
CLEVELAND ELECTRIC ILLUMINATING COMPANY              57          74,025               -          74,082
FIBER VENTURE EQUITY, INC.                            -             266               -             266
FIRSTENERGY CORP.                                44,483          40,837               -          85,320
FIRSTENERGY FACILITIES SERVICES GROUP, LLC            -           1,886               -           1,886
FIRSTENERGY GENERATION CORP.                        160          60,290               -          60,450
FIRSTENERGY NUCLEAR OPERATING CO.                   688          92,323               -          93,011
FIRSTENERGY PROPERTIES, INC.                          -             835               -             835
FIRSTENERGY SOLUTIONS CORP.                          60          65,602               -          65,662
FIRSTENERGY TELECOMMUNICATIONS CORP.                  -             379               -             379
FIRSTENERGY VENTURES CORP.                            -             681               -             681
GPU DIVERSIFIED HOLDINGS, LLC                         -              10               -              10
GPU POWER, INC.                                       -              38               -              38
GPU SERVICE, INC.                                     -          24,630               -          24,630
GPU TELCOM SERVICES, INC.                             -          21,145               -          21,145
MARBEL ENERGY CORP.                                   -             844               -             844
MYR GROUP, INC.                                       -              28               -              28
OHIO EDISON COMPANY                                 220         165,748               -         165,968
PENN POWER ENERGY, INC.                               -              (9)              -              (9)
PENNSYLVANIA POWER COMPANY                            7          11,922               -          11,929
TOLEDO EDISON COMPANY                                68          36,448               -          36,516
WARRENTON RIVER TERMINAL, LTD.                        -              38               -              38

                                                 ------         -------            ----         -------
TOTAL                                           $48,874        $616,926           $   -        $665,800
                                                 ======         =======            ====         =======


---------------------------------------------------------------------------------------------------------


                                                                                                       22
                            ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                For the Year Ended December 31, 2002


---------------------------------------------------------------------------------------------------------
                                         ANALYSIS OF BILLING
                                         -------------------
                                       NONASSOCIATE COMPANIES
                                             ACCOUNT 458

---------------------------------------------------------------------------------------------------------
                                   DIRECT     INDIRECT    COMPENSATION             EXCESS
                                    COSTS      COSTS        FOR USE                 OR
NAME OF NONASSOCIATE COMPANY       CHARGED    CHARGED      OF CAPITAL             DEFICIENCY      TOTAL
                                   -------    -------      ----------    TOTAL    ---------       AMOUNT
                                    458-1      458-2         458-3       COST       458-4         BILLED
---------------------------------------------------------------------------------------------------------

NONE

                                    -----       ---            ---         -----      -----        -----
                   TOTAL           $    -      $  -           $  -        $    -     $    -       $    -
                                    =====       ===            ===         =====      =====        =====

---------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:

N/A
---------------------------------------------------------------------------------------------------------


                                                                                                                           23
                                     ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY
                                         For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------
                                                      SCHEDULE XVI
                                           ANALYSIS OF CHARGES FOR SERVICE
                                        ASSOCIATE AND NONASSOCIATE COMPANIES
-----------------------------------------------------------------------------------------------------------------------------
                                                             ASSOCIATE COMPANY CHARGES        NONASSOCIATE COMPANY CHARGES
                                                             -------------------------        ----------------------------
                                                           DIRECT    INDIRECT                DIRECT     INDIRECT
DESCRIPTION OF ITEMS                                        COST       COST       TOTAL       COST        COST       TOTAL
-----------------------------------------------------------------------------------------------------------------------------
920      SALARIES AND WAGES                              $ 39,063   $ 89,522   $128,585           -          -           -
921      OFFICE SUPPLIES & EXPENSES                            18    240,160    240,178           -          -           -
922      ADMINISTRATIVE EXPENSE TRANSFERRED -                                                     -          -           -
         CREDIT
923      OUTSIDE SERVICES EMPLOYED                                    32,106     32,106           -          -           -
924      PROPERTY INSURANCE                                              408        408           -          -           -
925      INJURIES AND DAMAGES                                          2,043      2,043           -          -           -
926      EMPLOYEE PENSIONS AND BENEFITS                              178,371    178,371           -          -           -
928      REGULATORY COMMISSION EXPENSE                      2,728                 2,728           -          -           -
930.1    GENERAL ADVERTISING EXPENSES                                  1,634      1,634           -          -           -
930.2    MISCELLANEOUS GENERAL EXPENSES                    13,193                13,193           -          -           -
931      RENTS                                                         8,801      8,801           -          -           -
932      MAINTENANCE OF STRUCTURES AND EQUIPMENT                                                  -          -           -
403      DEPRECIATION AND AMORTIZATION EXPENSE                        34,154     34,154           -          -           -
408      TAXES OTHER THAN INCOME TAXES                                11,370     11,370           -          -           -
409      INCOME TAXES                                      (3,726)               (3,726)          -          -           -
410      PROVISION FOR DEFERRED INCOME TAXES               (2,402)               (2,402)          -          -           -
411      PROVISION FOR DEFERRED INCOME TAXES -                                                    -          -           -
         CREDIT
426.1    DONATIONS                                                     2,627      2,627           -          -           -
426.5    OTHER DEDUCTIONS                                              9,862      9,862           -          -           -
427      INTEREST ON LONG-TERM DEBT                                    2,783      2,783           -          -           -
430      INTEREST ON DEBT TO ASSOCIATE COMPANIES                       2,391      2,391           -          -           -
431      OTHER INTEREST EXPENSE                                        2,636      2,636           -          -           -

-----------------------------------------------------------------------------------------------------------------------------
INSTRUCTION: Total cost of service will equal
             for associate and nonassociate
             companies the total amount billed
             under their separate analysis of
             billing schedules.
-----------------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                             48,874    618,868    667,742           -          -           -
                                                         --------------------------------------------------------------------
COMPENSATION FOR USE OF EQUITY CAPITAL

430      INTEREST ON DEBT TO ASSOC CO                           -          -          -           -          -           -

                                                         --------------------------------------------------------------------
TOTAL COST OF SERVICE                                    $ 48,874   $618,868   $667,742           -          -           -
                                                         ====================================================================


--------------------------------------------------------------------------------------------

                                                             TOTAL CHARGES FOR SERVICE
                                                             -------------------------
                                                           DIRECT    INDIRECT
DESCRIPTION OF ITEMS                                        COST       COST       TOTAL
--------------------------------------------------------------------------------------------
920      SALARIES AND WAGES                              $ 39,063   $ 89,522   $128,585
921      OFFICE SUPPLIES & EXPENSES                            18    240,160    240,178
922      ADMINISTRATIVE EXPENSE TRANSFERRED -
         CREDIT
923      OUTSIDE SERVICES EMPLOYED                                    32,106     32,106
924      PROPERTY INSURANCE                                              408        408
925      INJURIES AND DAMAGES                                          2,043      2,043
926      EMPLOYEE PENSIONS AND BENEFITS                              178,371    178,371
928      REGULATORY COMMISSION EXPENSE                      2,728                 2,728
930.1    GENERAL ADVERTISING EXPENSES                                  1,634      1,634
930.2    MISCELLANEOUS GENERAL EXPENSES                    13,193                13,193
931      RENTS                                                         8,801      8,801
932      MAINTENANCE OF STRUCTURES AND EQUIPMENT
403      DEPRECIATION AND AMORTIZATION EXPENSE                        34,154     34,154
408      TAXES OTHER THAN INCOME TAXES                                11,370     11,370
409      INCOME TAXES                                      (3,726)               (3,726)
410      PROVISION FOR DEFERRED INCOME TAXES               (2,402)               (2,402)
411      PROVISION FOR DEFERRED INCOME TAXES -
         CREDIT
426.1    DONATIONS                                                     2,627      2,627
426.5    OTHER DEDUCTIONS                                              9,862      9,862
427      INTEREST ON LONG-TERM DEBT                                    2,783      2,783
430      INTEREST ON DEBT TO ASSOCIATE COMPANIES                       2,391      2,391
431      OTHER INTEREST EXPENSE                                        2,636      2,636

--------------------------------------------------------------------------------------------
INSTRUCTION: Total cost of service will equal
             for associate and nonassociate
             companies the total amount billed
             under their separate analysis of
             billing schedules.
--------------------------------------------------------------------------------------------

TOTAL EXPENSES                                             48,874    618,868    667,742
                                                       -------------------------------------
COMPENSATION FOR USE OF EQUITY CAPITAL

430      INTEREST ON DEBT TO ASSOC CO                           -          -          -

                                                       -------------------------------------
TOTAL COST OF SERVICE                                    $ 48,874   $618,868   $667,742
                                                       =====================================



                                                                                                                           24
                                     ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                         For the Year Ended December 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                  SCHEDULE XVII
                                                  -------------
                                        SCHEDULE OF EXPENSE DISTRIBITION
                                                       BY
                                         DEPARTMENT OR SERVICE FUNCTION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   DEPARTMENT OR SERVICE FUNCTION
                                                                -------------------------------------------------------------------
                                                                                                      ENERGY
                                                                                                    DELIVERY &
                                                                                     BUSINESS        CUSTOMER       FIRSTENERGY
 DESCRIPTION OF ITEMS                                               CEO & COO       DEVELOPMENT      SERVICE       TECHNOLOGIES
-----------------------------------------------------------------------------------------------------------------------------------
920            SALARIES AND WAGES                                $     2,394      $   1,165       $   43,747     $      661
921            OFFICE SUPPLIES AND EXPENSES                           28,862          1,011           84,374            607
922            ADMINISTRATIVE EXPENSE TRANSFERRED -
               CREDIT
923            OUTSIDE SERVICES EMPLOYED                                 513                              10
924            PROPERTY INSURANCE                                         97
925            INJURIES AND DAMAGES                                       (1)                             31
926            EMPLOYEE PENSIONS AND BENEFITS                           (135)           (15)             188              2
928            REGULATORY COMMISSION EXPENSE                               2              1            1,157              1
930.1          GENERAL ADVERTISING EXPENSES
930.2          MISCELLANEOUS GENERAL EXPENSES                             11              6              588            339
931            RENTS
932            MAINTENANCE OF STRUCTURES AND EQUIPMENT
403            DEPRECIATION AND AMORTIZATION EXPENSE                                                       1
408            TAXES OTHER THAN INCOME TAXES                               2             (6)              38              1
409            INCOME TAXES
410            PROVISION FOR DEFERRED INCOME TAXES
411            PROVISION FOR DEFERRED INCOME TAXES -
               CREDIT
426.1          DONATIONS
426.5          OTHER DEDUCTIONS                                           38              4               56              2
427            INTEREST ON LONG-TERM DEBT
430            INTEREST ON DEBT TO ASSOCIATE COMPANIES                                                     9
431            OTHER INTEREST EXPENSE                                    (34)           (17)            (735)           (11)

INSTRUCTION:   Indicate each department or service function. (See
               Instruction 01-3 General Structure of Account System:
               Uniform System Account)

                                                                -------------------------------------------------------------------
    TOTAL EXPENSES                                               $    31,749      $   2,149       $  129,464     $    1,602
                                                                ===================================================================


-----------------------------------------------------------------------------------------------
                                                                 DEPARTMENT OF SERVICE FUNCTION
                                                                 ------------------------------
                                                                       FEDERAL
                                                                    GOVERNMENTAL
 DESCRIPTION OF ITEMS                                                  AFFAIRS       FINANCE
-----------------------------------------------------------------------------------------------
920            SALARIES AND WAGES                                   $       61      $16,356
921            OFFICE SUPPLIES AND EXPENSES                                188       12,448
922            ADMINISTRATIVE EXPENSE TRANSFERRED -
               CREDIT
923            OUTSIDE SERVICES EMPLOYED                                   717        2,278
924            PROPERTY INSURANCE                                                       311
925            INJURIES AND DAMAGES                                                  (2,771)
926            EMPLOYEE PENSIONS AND BENEFITS                                1          200
928            REGULATORY COMMISSION EXPENSE                                             17
930.1          GENERAL ADVERTISING EXPENSES
930.2          MISCELLANEOUS GENERAL EXPENSES                                1          377
931            RENTS
932            MAINTENANCE OF STRUCTURES AND EQUIPMENT
403            DEPRECIATION AND AMORTIZATION EXPENSE                                 34,153
408            TAXES OTHER THAN INCOME TAXES                                         11,270
409            INCOME TAXES                                                          (3,726)
410            PROVISION FOR DEFERRED INCOME TAXES                                   (2,402)
411            PROVISION FOR DEFERRED INCOME TAXES -
               CREDIT
426.1          DONATIONS
426.5          OTHER DEDUCTIONS                                          1,221       18,704
427            INTEREST ON LONG-TERM DEBT
430            INTEREST ON DEBT TO ASSOCIATE COMPANIES                                2,365
431            OTHER INTEREST EXPENSE                                       (4)        (238)

INSTRUCTION:   Indicate each department or service function. (See
               Instruction 01-3 General Structure of Account System:
               Uniform System Account)

                                                                    -------------------------
    TOTAL EXPENSES                                                  $    2,185      $89,342
                                                                    =========================

-----------------------------------------------------------------------------------------------



                                                                                                                           25
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002

--------------------------------------------------------------------------------------------------------------------------------
                                                        SCHEDULE XVII
                                                        -------------
                                               SCHEDULE OF EXPENSE DISTRIBITION
                                                              BY
                                                DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------------------------------------------------------
                                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                ----------------------------------------------------------------
                                                                    HR, COMM,
                                                                  CORP AFFAIRS,      INFORMATION
                                                                    COMMUNITY,        SERVICES                       SUPPLY
 DESCRIPTION OF ITEMS                                               ADMIN SVCS       DEPARTMENT        LEGAL         CHAIN
--------------------------------------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                             $    23,136        $  29,648        $   2,103     $   8,348
921              OFFICE SUPPLIES AND EXPENSES                        32,804           63,860            1,921        10,332
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES EMPLOYED                                6               10           27,450             3
924              PROPERTY INSURANCE
925              INJURIES AND DAMAGES                                 3,499               32            1,244             8
926              EMPLOYEE PENSIONS AND BENEFITS                     177,445              578               11            90
928              REGULATORY COMMISSION EXPENSE                          175              130            1,232            11
930.1            GENERAL ADVERTISING EXPENSES                         1,634
930.2            MISCELLANEOUS GENERAL EXPENSES                       9,739              619            1,289            59
931              RENTS                                                8,801
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT
403              DEPRECIATION AND AMORTIZATION EXPENSE
408              TAXES OTHER THAN INCOME TAXES                           14               38                2            10
409              INCOME TAXES
410              PROVISION FOR DEFERRED INCOME TAXES
411              PROVISION FOR DEFERRED INCOME TAXES -
                 CREDIT
426.1            DONATIONS                                            2,627
426.5            OTHER DEDUCTIONS                                   (11,417)               1               12             1
427              INTEREST ON LONG-TERM DEBT                           2,783
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES                  4               10                1             2
431              OTHER INTEREST EXPENSE                               4,660             (739)             (40)         (186)

INSTRUCTION:     Indicate each department or service function. (See
                 Instruction 01-3 General Structure of Account System:
                 Uniform System Account)

                                                               -----------------------------------------------------------------
    TOTAL EXPENSES                                              $   255,910        $  94,187       $   35,225    $   18,678
                                                               =================================================================

                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                  -----------------------------------
                                                                       STATE         TECHNOLOGY
                                                                    GOVERNMENTAL      SUPPORT
 DESCRIPTION OF ITEMS                                                 AFFAIRS         SERVICES
--------------------------------------------------------------------------------------------------
920              SALARIES AND WAGES                                $        53      $     913
921              OFFICE SUPPLIES AND EXPENSES                              409          3,362
922              ADMINISTRATIVE EXPENSE TRANSFERRED -
                 CREDIT
923              OUTSIDE SERVICES EMPLOYED                               1,119
924              PROPERTY INSURANCE
925              INJURIES AND DAMAGES                                                       1
926              EMPLOYEE PENSIONS AND BENEFITS                              1              5
928              REGULATORY COMMISSION EXPENSE                               1              1
930.1            GENERAL ADVERTISING EXPENSES
930.2            MISCELLANEOUS GENERAL EXPENSES                              1            164
931              RENTS
932              MAINTENANCE OF STRUCTURES AND EQUIPMENT
403              DEPRECIATION AND AMORTIZATION EXPENSE
408              TAXES OTHER THAN INCOME TAXES                                              1
409              INCOME TAXES
410              PROVISION FOR DEFERRED INCOME TAXES
411              PROVISION FOR DEFERRED INCOME TAXES -
                 CREDIT
426.1            DONATIONS
426.5            OTHER DEDUCTIONS                                          730            510
427              INTEREST ON LONG-TERM DEBT
430              INTEREST ON DEBT TO ASSOCIATE COMPANIES
431              OTHER INTEREST EXPENSE                                     (5)           (15)

INSTRUCTION:     Indicate each department or service function.
                 (See Instruction 01-3 General Structure of
                 Account Systems: Uniform System Account)

                                                                  --------------------------------
    TOTAL EXPENSES                                                $      2,309     $    4,942
                                                                  ================================

--------------------------------------------------------------------------------------------------



                                                                                                                   26
-----------------------------------------------------------------------------------------------------------------------------------

                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002


------------------------------------------------------------------------------------------------------------------------------

                                              DEPARTMENTAL ANALYSIS OF SALARIES

                                                         ACCOUNT 920

------------------------------------------------------------------------------------------------------------------------------
                                                             DEPARTMENTAL SALARY EXPENSE NUMBER
                                                -------------------------------------------------------
NAME OF DEPARTMENT                                                   INCLUDED IN AMOUNTS BILLED TO             NUMBER
------------------                                               --------------------------------------       PERSONNEL
Indicate each department                          TOTAL          PARENT         OTHER           NON             END OF
or service function.                              AMOUNT         COMPANY      ASSOCIATES     ASSOCIATES          YEAR
------------------------------------------------------------------------------------------------------------------------------

CEO & COO                                         $  2,394       $1,111       $  1,283          $  -               26

Business Development                                 1,165            -          1,165             -               13

Energy Delivery & Customer                          43,747          752         42,995             -              555
Service

FirstEnergy Technologies                               661            -            661             -                8

Federal Governmental Affairs                            61            -             61             -                3

Finance                                             16,356          280         16,076             -              180

Human Resources, Communications,                    23,136           68         23,068             -              211
Corporate Affairs and Community
Involvement, Corporate, Real
Estate, and Administrative Services

Information Services Department                     29,648        2,052         27,596             -              558

Legal                                                2,103            -          2,103             -               30

Supply Chain                                         8,348          120          8,228             -              140

State Governmental Affairs                              53            -             53             -                4

Technology Support Services                            913            -            913             -               11

                                                   -------        -----        -------           ---            -----
                   TOTAL                          $128,585       $4,383       $124,202          $  -            1,739
                                                   =======        =====        =======           ===            =====

-------------------------------------------------------------------------------------------------------------------------------



                                                                                                                          27
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002


----------------------------------------------------------------------------------------------------------------------------------

                                                      OUTSIDE SERVICES EMPLOYED

                                                             ACCOUNT 923

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included  within one  subaccount is less than $100,000,  only the aggregate  number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                 --------------
                                                                                                 "A"= ASSOCIATE
  FROM WHOM PURCHASED                           TYPE OF SERVICE/LARGEST INVOICE                     "NA"= NON            AMOUNT
                                                                                                    ASSOCIATE
----------------------------------------------------------------------------------------------------------------------------------

Legal
-----

Akin,Gump, Strauss, Hauer &                     Legal services related to Davis Besse                   N/A            $1,814
Feld LLP                                        Nozzle Besse Matter - NRC

Babst, Calland, Clements and                    Legal Services related to                               N/A               244
Zomnir                                          Chenot Litigation

Bailey ,Riley, Buch, & Harman                   Legal services related to the West                      N/A               122
                                                Virginia Asbestos Litigation

Balch & Bingham LLP                             Legal services related to FERC Notice                   N/A               533
                                                Of Proposed Rulemakings and other
                                                FERC Matters.

Barley ,Snyder, Senft &                         Legal services related to Pennsylvania                  N/A               132
Colen LLC                                       Sales and Use Tax Matters.

Black McCuskey Souers &                         Legal services related to the review                    N/A               104
Arbaugh                                         of New Venture Projects.

Brattle Group                                   Legal services related to the                           N/A               578
                                                New Source Review litigation.

Brouse & McDowell                               Legal services related to Facility                      N/A               908
                                                Services / Emcor / Project Ivy For
                                                Real Estate

Brown Raysman Millstein                         Legal services related to R. A. Katz                    N/A               158
                                                Technology Licensing Litigation.

Calfee Halter & Griswold                        Legal services related to the Bayshore                  N/A             2,179
                                                Power Company Issues

Carter Ledyard & Milburn                        Legal services related to the                           N/A               230
                                                FirstEnergy and GPU Merger Issues

CPM Technical Solutions Inc                     Legal services related to the Foster                    N/A               138
                                                Wheeler Claim Support Services

Holland & Knight LLP                            Legal services related to the Clean                     N/A               214
                                                Air Act Regulatory Matter

Hunton & Williams                               Legal services related to the Joint                     N/A             1,454
                                                Defense Work Assessment for the
                                                New Source Review Litigation.

----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                        27A
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002


----------------------------------------------------------------------------------------------------------------------------------

                                                  OUTSIDE SERVICES EMPLOYED

                                                         ACCOUNT 923

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included  within one  subaccount is less than $100,000,  only the aggregate  number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                 --------------
                                                                                                 "A"= ASSOCIATE
  FROM WHOM PURCHASED TYPE OF SERVICE/LARGEST INVOICE                                              "NA"= NON            AMOUNT
                                                                                                   ASSOCIATE
----------------------------------------------------------------------------------------------------------------------------------

Legal (continued)
-----

Ikon Office Solutions                           Services related to the Bayshore                        N/A               942
                                                Power Company Issues.

Jones Day Reavis & Pogue                        Legal services related to Ohio                          N/A               465
                                                Regulatory Commission Line Extensions
                                                Program

Kirkpatrick & Lockhart LLP                      Legal services related to Real Estate                   N/A               169
                                                Tax Assessment Appeals

Lowenstein Sandler PC                           Legal services related to the Muise &                   N/A               570
                                                Tzannetakis vs. JCP&L Litigation

Maxey Flatts Site IRP LLC                       Legal services related to the Maxie                     N/A               264
                                                Flats Site Assessment

Morgan Lewis & Bockius LLP                      Legal services related to the Davis                     N/A               227
                                                Besse Reactor Nozzle Issues - NRC

Pa Consulting Group                             Consulting services related to                          N/A               201
                                                the New Source Review Litigation

Pillsbury Winthrop LLP                          Legal services related to Corporate                     N/A               463
                                                Finances

Porter Wright Morris & Arthur                   Legal services related to the New                       N/A             4,278
                                                Source Review Litigation

Reed Smith Shaw & McClay                        Legal services related to the Weaver                    N/A               120
                                                vs. GPU Litigation.

Riker, Danzig, Scherer, Hyland                  Legal services related to the                           N/A               134
& Perretti LLP                                  representation  of JCP&L in the matter
                                                of Verizon New Jersey Inc., Public
                                                Service Electric & Gas, and United
                                                Water New Jersey vs. Borough of Hillsdale

Roderick Linton                                 Legal services related to the Mitcham                   N/A               100
                                                vs. CEI Litigation.

Roetzel & Andress                               Legal services related to the Johnston                  N/A             1,327
                                                Pump Inc. Litigation

Ruprecht Hart & Weeks LLP                       Legal services related to the Reep                      N/A               165
                                                Inc. vs JCP&L Litigation
----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                        27B
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002


------------------------------------------------------------------------------------------------------------------------------------

                                                  OUTSIDE SERVICES EMPLOYED

                                                         ACCOUNT 923

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included  within one  subaccount is less than $100,000,  only the aggregate  number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                 --------------
                                                                                                 "A"= ASSOCIATE
  FROM WHOM PURCHASED TYPE OF SERVICE/LARGEST INVOICE                                              "NA"= NON           AMOUNT
                                                                                                   ASSOCIATE
------------------------------------------------------------------------------------------------------------------------------------

Legal (continued)
-----
Ryan Russell Ogden & Seltzer                    Legal services related to the PJM                      N/A             1,043
                                                Capacity Investigation

Saul Ewing                                      Legal services related to the                          N/A               648
                                                Rochester Gas & Electric Litigation

Shaw Pittman Potts                              Legal services related to Nuclear                      N/A               281
                                                Waste Claims.

Squire Sanders & Dempsey LLP                    Legal services related to SAP                          N/A               535
                                                agreements

Stanton Hughes Dianna Cerra                     Legal services related to Labor                        N/A               134
                                                Matters

Stevens & Lee                                   Legal services related to Labor                        N/A               550
                                                Matters - Race Discrimination Class
                                                Action Litigation

Swidler Berlin Shereff Fried                    Legal services related to the PJM                      N/A               690
                                                Capacity Investigation

Thelen Reid & Priest LLP                        Legal services related to the JCP&L                    N/A             1,951
                                                Base Rate Case

Thompson Hine & Flory LLP                       Legal Services for Federal Appeals                     N/A               337
                                                Protest

Weiner Lesniak                                  Legal services related to New Jersey                   N/A               104
                                                State Regulatory Matters.

Wilkerson and Associates Co.                    Legal services related to the Robert                   N/A               103
                                                Ranallo v FirstEnergy Corp. Litigation


148 Others (Under $100,000)                                                                                            1,006
                                                                                                                      ------
                      Sub-total                                                                                      $25,615
                                                                                                                      ------


----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                         27C
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002


----------------------------------------------------------------------------------------------------------------------------------

                                                  OUTSIDE SERVICES EMPLOYED

                                                         ACCOUNT 923

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed.  If the aggregate amounts paid to any one payee and  included  within one  subaccount is less than $100,000,  only the aggregate  number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                 --------------
                                                                                                 "A"= ASSOCIATE
  FROM WHOM PURCHASED TYPE OF SERVICE/LARGEST INVOICE                                               "NA"= NON          AMOUNT
                                                                                                    ASSOCIATE
----------------------------------------------------------------------------------------------------------------------------------

Other Professional Services
---------------------------
#1 Media                                       Community and Neighborhood                              N/A             $  128
                                               Outreach Program

Arthur Andersen LLP                            PUHCA Compliance Project                                N/A              2,455

AUS Consultants                                Professional Services/Reviews                           N/A                132
                                               Of FERC and State Regulatory
                                               Proposals

BearingPoint, Inc.                             Professional Fees and Services                          N/A                492
                                               Related To The Budgeting and
                                               Forecasting Improvement Project

Blank Rome Comisky &                           Consulting services related to                          N/A                100
McCauley                                       New Jersey Regulatory Matters

Deloitte & Touche LLP                          Overhead Cost Analysis Project                          N/A                516

Gradient Corporation                           Consulting services related to the                      N/A                273
                                               Rochester Gas MGP Matter.

Integrated Economic Solutions                  Consulting service related to the                       N/A                140
                                               environmental insurance recovery

Market Reach Strategies LLC                    Consulting Service to Acquire                           N/A                470
                                               & Retain Customers For
                                               Expanded Services

McKinsey & Company                             Strategic Planning Diagnosis                            N/A                671

Rosemary Chiavetta Esq.                        Consulting services related to                          N/A                107
                                               Pennsylvania regulatory matters

----------------------------------------------------------------------------------------------------------------------------------



                                                                                                                        27D
                                         ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                                             For the Year Ended December 31, 2002

----------------------------------------------------------------------------------------------------------------------------------

                                                  OUTSIDE SERVICES EMPLOYED

                                                         ACCOUNT 923

----------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included  within one  subaccount is less than $100,000,  only the aggregate  number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                --------------
                                                                                                "A"= ASSOCIATE
  FROM WHOM PURCHASED TYPE OF SERVICE/LARGEST INVOICE                                              "NA"= NON            AMOUNT
                                                                                                   ASSOCIATE
----------------------------------------------------------------------------------------------------------------------------------

Other Professional Services (continued)
---------------------------
Stone & Webster                                Tax Consulting for Perry                                 N/A                173
                                               Station Real Property Protest

Williams & Jensen                              Consulting services related to                           N/A                130
                                               Federal Regulatory Matters

64 Others (Under $100,000)                                                                                                 704
                                                                                                                         -----

                      Sub-total                                                                                        $ 6,491
                                                                                                                        ------

                      Grand Total                                                                                      $32,106
                                                                                                                        ======


----------------------------------------------------------------------------------------------------------------------------------


                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide  a  listing  of each  pension  plan and  benefit  program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------------

              DESCRIPTION                                               AMOUNT
--------------------------------------------------------------------------------



              EDUCATIONAL ASSISTANCE                                  $    254

              EMPLOYEE SAVINGS PLAN                                     (7,302)

              EMPLOYEE STOCK OPTION PLAN                                30,207

              GROUP LIFE INSURANCE                                       5,940

              HEALTH, SURGICAL, MEDICAL, & DENTAL INSURANCE            127,883

              INCENTIVE COMPENSATION                                       835

              LONG TERM DISABILITY                                       1,386

              PENSION PLANS                                              9,672

              SEVERANCE                                                  3,346

              UNPRODUCTIVE TIME                                            320

              OTHER BENEFITS                                             5,830


                                                                       -------
                                           TOTAL                      $178,371
                                                                       =======


--------------------------------------------------------------------------------

                                                                             29
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------

      DESCRIPTION                      NAME OF PAYEE                   AMOUNT
--------------------------------------------------------------------------------


NEWSPAPERS, PERIODICALS,       AMERICAN PRINTING INC                   $ 61
  BILLBOARDS, RADIO, ETC.      NORTH JERSEY MEDIA GROUP                  24
                               ROHRICH CORP.                             22
                               GANNETT NJ NEWSPAPERS                     19
                               WYSE ADVERTISING INC                      17
                               THE STAR-LEDGER                           17
                               #1 MEDIA                                  15
                               MORNING CALL                              12
                               CUMULUS BROADCASTING INC                  11
                               LEBHAR-FRIEDMAN INC                        9
                               THE TIMES                                  8
                               TRADE PRESS PUBLISHING CORP                8
                               REED BUSINESS INFORMATION                  8
                               PETER LI EDUCATION GROUP                   7
                               BURLINGTON COUNTY TIMES                    7
                               GROUP C COMMUNICATIONS INC.                7
                               YORK NEWSPAPER COMPANY                     7
                               THE MERCURY                                7
                               BUSINESS NEWS PUBLISHING COMPANY           6
                               NEWS HERALD*WILLOUGHBY,OH                  5
                               PATRIOT NEWS COMPANY                       5
                               DAILY RECORD INC                           5
                               LIVE PUBLISHING CO                         5
                               WEWS TV                                    5
                               UTILITY WORKERS UNION OF AMERICA           5
                               EASTON PUBLISHING COMPANY                  5
                               CRAIN COMMUNICATIONS INC                   5
                               FOREVER BROADCASTING NWPA                  4
                               CLEAR CHANNEL BROADCASTING                 4
                               READING EAGLE COMPANY                      4
                               MIKE WILKES PHOTOGRAPHY INC                4

--------------------------------------------------------------------------------

                                                                            29A
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.1,
               "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------

              DESCRIPTION             NAME OF PAYEE                       AMOUNT

--------------------------------------------------------------------------------

                              THE NETWORK OF CITY BUSINESS JOURNALS          4
                              INTELLIGENCER RECORD                           4
                              DAILY LOCAL NEWS                               4
                              WXKR-FM*CUMULUS BROADCASTING                   3
                              OTHER (61 payees under $3,000)                64

FEES AND EXPENSES OF          WASHINGTON SQUARE FILMS                      229
  ADVERTISING AGENCIES AND    ARTISTS INC.                                  37
  COMMERCIAL ARTISTS          BOB GOLD ADVERTISING                          35
                              AMERICAN PRINTING INC                         26
                              TRIAD RESEARCH GROUP                          25
                              IMR STRATEGIC MARKETING SERVICES              20
                              IMR INC                                       17
                              WYSE ADVERTISING INC                          13
                              NJN FOUNDATION                                10
                              RIS PAPER COMPANY                              8
                              ROHRICH CORP                                   8
                              OTHER (9 payees under $3,000)                  7

SPONSORSHIPS                  LAKEWOOD BLUECLAWS                           400
                              GPU STADIUM                                  250
                              CLEVELAND CAVALIERS                          105
                              CLEVELAND INDIANS BASEBALL                    12
                              THE UNIVERSITY OF TOLEDO                      10
                              WAPS 91.3FM                                    5
                              KENT STATE UNIVERSITY-ATHLETIC                 4
                              UNIVERSITY OF AKRON                            4
                              OTHERS (2 payees under $3,000)                 2

                                                                         -----
                                              TOTAL                     $1,634
                                                                         =====

--------------------------------------------------------------------------------

                                                                            30
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES

                                  ACCOUNT 930.2

--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide  a listing  of the  amount  included  in  Account  930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S. 441 (b) (2) shall be separately classified.


--------------------------------------------------------------------------------

              DESCRIPTION                                         AMOUNT
--------------------------------------------------------------------------------


              DUES AND EXPENSES                                 $ 6,589

              LOCAL AREA DEVELOPMENT                              1,326

              TRUSTEE & TRANSFER AGENT FEES & EXPENSES            1,301

              MAINTENANCE - LEASED STRUCTURES                     1,085

              MAINTENANCE - OWNED STRUCTURES                      1,052

              RESEARCH AND EXPERIMENTAL WORK                      1,026

              MAINTENANCE OF COMMUNICATION EQUIPMENT                590

              DIRECTORS' FEES & EXPENSES                            181

              MAINTENANCE OF OFFICE FURNITURE & EQUIPMENT            43


                                                                 ------
               TOTAL                                            $13,193
                                                                 ======


--------------------------------------------------------------------------------

                                                                           31
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                                      RENTS

                                   ACCOUNT 931

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------

              TYPE OF PROPERTY AMOUNT

--------------------------------------------------------------------------------

              BUILDINGS                                             $8,477

              PENNSYLVANIA WAREHOUSE                                   240

              SERVICE BUILDINGS                                         84


                                                                     -----
                                         TOTAL                      $8,801
                                                                     =====

--------------------------------------------------------------------------------

                                                                            32
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES

                                   ACCOUNT 408

-------------- -----------------------------------------------------------------

INSTRUCTION:   Provide an analysis  of Account  408,  "Taxes  Other Than  Income
               Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof
               Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------

                     T Y P E  O F  T A X                               AMOUNT

--------------------------------------------------------------------------------

   (1) OTHER THAN U.S. GOVERNMENT TAXES

              PROPERTY TAXES
                                          - OHIO                       $ 2,363

              UNEMPLOYMENT INSURANCE
                                          - OHIO                           204
                                          - PENNSYLVANIA                    20

              FRANCHISE TAXES
                                          - OHIO                           104
                                                                         -----

                                                  SUB TOTAL              2,691
                                                                         -----


   (2) TAXES - U.S. GOVERNMENT

              FEDERAL UNEMPLOYMENT INSURANCE                               106

              FICA                                                       8,573
                                                                         -----

                                                  SUB TOTAL              8,679


                                                                        ------
                                                  TOTAL                $11,370
                                                                        ======


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                    DONATIONS

                                  ACCOUNT 426.1

--------------------------------------------------------------------------------

INSTRUCTION:   Provide  a  listing  of the  amount  included  in  Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

--------------------------------------------------------------------------------
NAME OF RECIPIENT                           PURPOSE OF DONATION       AMOUNT
--------------------------------------------------------------------------------
CLEVELAND HOUSING NETWORK                   COMMUNITY CHARITIES       $ 473
SALVATION ARMY                              COMMUNITY CHARITIES         236
OHIO EDISON PROJECT REACH                   COMMUNITY CHARITIES         199
ASHTABULA COUNTY COMMUNITY                  COMMUNITY CHARITIES         186
EAST AKRON NEIGHBORHOOD DEV                 COMMUNITY CHARITIES         173
GROUND LEVEL SOLUTIONS INC                  COMMUNITY CHARITIES         120
NEIGHBORHOOD HOUSING SERVICES               COMMUNITY CHARITIES         104
YOUNGSTOWN AREA COMMUNITY                   COMMUNITY CHARITIES          97
WSOS COMMUNITY ACTION COMMISSION            COMMUNITY CHARITIES          85
OHIO ENERGY PROJECT                         COMMUNITY CHARITIES          65
UNIVERSITY OF AKRON                         EDUCATION                    51
ST VINCENT DEPAUL SOCIETY                   COMMUNITY CHARITIES          49
TRUMBULL COUNTY COMMUNITY ACTION            COMMUNITY CHARITIES          24
MRM TOAP INC                                COMMUNITY CHARITIES          21
LORAIN COUNTY COMMUNITY ACTION              COMMUNITY CHARITIES          21
CLINTON COUNTY COMMUNITY ACTION             COMMUNITY CHARITIES          19
MANSFIELD RICHLAND MORROW TOTAL             COMMUNITY CHARITIES          18
KENT STATE UNIVERSITY FOUNDATION            EDUCATION                    17
SUMMIT COUNTY DEPT OF COMMUNITY             COMMUNITY CHARITIES          15
MARCH OF DIMES                              COMMUNITY CHARITIES          12
OHIO HEARTLAND COMMUNITY ACTION             COMMUNITY CHARITIES          11
NAACP                                       COMMUNITY CHARITIES          11
TRUMBULL COMMUNITY ACTION PROGRAM           COMMUNITY CHARITIES          11
COMMUNITY ACTION COUNCIL-PORTAGE            COMMUNITY CHARITIES          10
AFFORDABLE COMFORT INC                      COMMUNITY CHARITIES          10
CANCER RESEARCH FOUNDATION                  COMMUNITY CHARITIES          10
CATHOLIC DIOCESE OF CLEVELAND FDN           COMMUNITY CHARITIES          10
EXECUTIVE LEADERSHIP COUNCIL                COMMUNITY CHARITIES          10
FREEDOM HOUSE FOUNDATION INC                COMMUNITY CHARITIES          10
SUMMA HEALTH SYSTEM FOUNDATION              HEALTH SERVICES/HOSPITALS    10
AMERICAN PRINTING INC                       COMMUNITY CHARITIES           9
NEW JERSEY CONFERENCE OF MAYORS             COMMUNITY CHARITIES           8
URBAN LEAGUE                                COMMUNITY CHARITIES           8
AMERICAN RED CROSS                          COMMUNITY CHARITIES           8
NORTHWEST OHIO COMMUNITY ACTION             COMMUNITY CHARITIES           8
CARON FOUNDATION                            COMMUNITY CHARITIES           8
COLLEGE FUND/UNCF                           COMMUNITY CHARITIES           8
READING BERKS EMERGENCY SHELTER             COMMUNITY CHARITIES           8
JUNIOR ACHIEVEMENT                          COMMUNITY CHARITIES           7
UNITED WAY                                  COMMUNITY CHARITIES           7
TOLEDO AREA CHAMBER OF COMMERCE             COMMUNITY CHARITIES           6
BOY SCOUTS OF AMERICA                       COMMUNITY CHARITIES           6
180                                         COMMUNITY CHARITIES           6
FAMILY SERVICES                             COMMUNITY CHARITIES           5

--------------------------------------------------------------------------------

                                                                           33A

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY


                      For the Year Ended December 31, 2002

--------------------------------------------------------------------------------

                                    DONATIONS

                                  ACCOUNT 426.1

--------------------------------------------------------------------------------

INSTRUCTION:   Provide a  listing  of the  amount  included  in  Account  426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

--------------------------------------------------------------------------------
NAME OF RECIPIENT                        PURPOSE OF DONATION             AMOUNT
--------------------------------------------------------------------------------
OCEAN COUNTY COLLEGE FOUNDATION          EDUCATION                         5
JERSEY BATTERED WOMEN'S SERVICE          COMMUNITY CHARITIES               5
CUYAHOGA COMMUNITY COLLEGE               EDUCATION                         5
MARION POPCORN FESTIVAL                  COMMUNITY CHARITIES               5
YWCA                                     COMMUNITY CHARITIES               5
AKRON GENERAL WOMEN'S BOARD              COMMUNITY CHARITIES               5
COMMUNITY THEATRE                        COMMUNITY CHARITIES               5
COUNCIL ON CHEMICAL ABUSE                COMMUNITY CHARITIES               5
GREATER CLEVELAND SPORTS COMM            COMMUNITY CHARITIES               5
HEART TO HEART COMMUNICATIONS            COMMUNITY CHARITIES               5
INTERNATIONAL SERVICES CENTER            COMMUNITY CHARITIES               5
REBUILDING TOGETHER WITH CHRISTMAS       COMMUNITY CHARITIES               5
ROCK AND ROLL HALL OF FAME               COMMUNITY CHARITIES               5
SENECA VALLEY SCHOOL DISTRICT            EDUCATION                         5
VISITING HEALTH SERVICE OF MORRIS        COMMUNITY CHARITIES               5
NATIONAL MULTIPLE SCLEROSIS              HEALTH SERVICES/HOSPITALS         5
S GROUP  INC.                            COMMUNITY CHARITIES               4
STAN HYWET HALL AND GARDENS              COMMUNITY CHARITIES               4
GREAT LAKES SCIENCE CENTER               EDUCATION                         4
YORK COUNTY CHAMBER OF COMMERCE          COMMUNITY CHARITIES               4
AMERICAN CANCER SOCIETY                  HEALTH SERVICES/HOSPITALS         4
GIRL SCOUTS                              COMMUNITY CHARITIES               4
BRITE HOUSE ELECTRICIANS                 COMMUNITY CHARITIES               4
MONMOUTH UNIVERSITY                      EDUCATION                         4
YOUNGSTOWN STATE UNIVERSITY              EDUCATION                         4
AMERICAN HEART ASSOCIATION               HEALTH SERVICES/HOSPITALS         4
ANTI-DEFAMATION LEAGUE                   COMMUNITY CHARITIES               4
CLEVELAND SPORTS STARS FOUNDATION        COMMUNITY CHARITIES               4
COLUMBIANA COUNTY COMM ACTION            COMMUNITY CHARITIES               3
COUNTY CORNER                            COMMUNITY CHARITIES               3
MONMOUTH CONSERVATION FOUDATION          COMMUNITY CHARITIES               3
AKRON AREA COOKS & CHEFS ASSOC           COMMUNITY CHARITIES               3
CHILDRENS HOME OF EASTON                 COMMUNITY CHARITIES               3
FAIRLEIGH DICKINSON UNIVERSITY           EDUCATION                         3
MID-ATLANTIC AIR MUSEUM                  COMMUNITY CHARITIES               3
PORT CLINTON PERFORMING ARTS CTR         COMMUNITY CHARITIES               3
SOMERSET COUNTY CHAMBER OF COMM          COMMUNITY CHARITIES               3
TOLEDO SYMPHONY ORCHESTRA                COMMUNITY CHARITIES               3
TOLEDO ZOO                               COMMUNITY CHARITIES               3
TWENTY UNDER 40                          COMMUNITY CHARITIES               3
UNITED BLACK FUND OF GRTR CLEVE          COMMUNITY CHARITIES               3

VARIOUS ORGANIZATIONS                    COMMUNITY CHARITIES,            270
     (UNDER $3,000)                      EDUCATION, & HEALTH SERVICES
                                                                       -----
                                                          TOTAL       $2,627
                                                                       =====

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                                OTHER DEDUCTIONS

                                  ACCOUNT 426.5

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5, "Other
               Deductions", classifying such expenses according to their nature.


--------------------------------------------------------------------------------

    D E S C R I P T I O N                NAME OF PAYEE                  AMOUNT

--------------------------------------------------------------------------------

INSURANCE COMPANY-OWNED LIFE       EMPLOYEE-RELATED EXPENSES          $   6,948

LOBBYING EXPENSES                  PRIMARILY EMPLOYEE WAGES               2,224
                                   AND EXPENSES

EMPLOYEE DUES & ASSESSMENTS        EMPLOYEE-RELATED EXPENSES                190

MISCELLANEOUS                      VARIOUS                                  500


                                                                          -----
                                                  TOTAL                  $9,862
                                                                          =====

--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


--------------------------------------------------------------------------------

                                 SCHEDULE XVIII

                          NOTES TO STATEMENT OF INCOME

--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for  important  notes  regarding  the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

     On November 7, 2001, FirstEnergy Corp. (FirstEnergy), merged with GPU, Inc., a registered holding company under the Public Utility Holding Company Act of 1935 (the 1935 Act). FirstEnergy is the surviving company in the merger. On November 7, 2001, upon completion of the merger, FirstEnergy filed with the SEC a Notification of Registration on Form U-5A, thereby registering as a holding company pursuant to the provisions of Section 5(a) under the 1935 Act.

     As part of the Merger Order, FirstEnergy was granted interim approval to provide services to all its affiliates after the Merger under FirstEnergy
Service Company. The Merger Order further required a separate application seeking authorization to consolidate the functions performed by FirstEnergy Service Company and GPU Service Company. On October 15, 2002, FirstEnergy filed with the SEC requesting authorization to consolidate all common corporate services under FirstEnergy Service Company, not later than June 1, 2003. Full compliance by FirstEnergy Service Company under section 13 of the Act and the rules under the Act will be required upon consolidation.


--------------------------------------------------------------------------------

                                                                           36
                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002

                               ORGANIZATION CHART
------------------------------------------------------------------------------

            |----------------------------------------------------------|
            |  BOARD OF DIRECTORS                                      |
            |----------------------------------------------------------|
            |  CEO, FirstEnergy Service Company                        |
             ----------------------------------------------------------|
               |  Senior Vice President & General Counsel              |
               |-------------------------------------------------------|
               |  Senior Vice President & Chief Financial Officer      |
               |-------------------------------------------------------|
               |     |   Vice President & Controller                   |
               |     |-------------------------------------------------|
               |     |   Treasurer                                     |
               |     |-------------------------------------------------|
               |     |   Vice President & Chief Risk Officer           |
               |     |-------------------------------------------------|
               |     |   Vice President, Investor Relations            |
               |     |-------------------------------------------------|
               |     |   Director, Internal Audit                      |
               |     |-------------------------------------------------|
               |     |   Director, Rates & Regulatory Affairs          |
               |     |-------------------------------------------------|
               |     |   Director, Investment Management               |
               |     |-------------------------------------------------|
               |     |   Director, Performance Planning                |
               |-------------------------------------------------------|
               |  Senior Vice President, Technology & Support Services |
               |-------------------------------------------------------|
               |  Senior Vice President, Human Resources,              |
               |    Communications, Corporate Affairs and Community    |
               |    Involvement, Corporate, Real Estate, and           |
               |    Administrative Services                            |
               |-------------------------------------------------------|
               |     |   Vice President, Corporate Affairs & Community |
               |     |    Involvement                                  |
               |     |-------------------------------------------------|
               |     |   Vice President, Human Resources               |
               |     |-------------------------------------------------|
               |     |   Vice President, Communications                |
               |     |-------------------------------------------------|
               |     |   Vice President, Corporate, Real Estate, and   |
               |     |    Administrative Services                      |
               |-------------------------------------------------------|
               |  President & COO, FirstEnergy Service Company         |
                -------------------------------------------------------|
                     |  Director, FirstEnergy Technologies             |
                     |-------------------------------------------------|
                     |  Senior Vice President, Energy Delivery &       |
                     |   Customer Service                              |
                     |-------------------------------------------------|
                     |  Vice President, Business Development           |
                     |-------------------------------------------------|
                     |  Vice President, Federal Governmental Affairs   |
                     |-------------------------------------------------|
                     |  Vice President, State Governmental Affairs     |
                     |-------------------------------------------------|
                     |  Vice President & CIO, Information Technology   |
                     |-------------------------------------------------|
                     |  Vice President & Chief Procurement Officer     |
                     |-------------------------------------------------|

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY


                      For the Year Ended December 31, 2002


                              METHODS OF ALLOCATION
--------------------------------------------------------------------------------

1.   Number of Employees Ratio:
     -------------------------

     A ratio based on number of employees benefiting from the performance of a service to total number of employees.

2.   Number of Customers Ratio:
     -------------------------

     A ratio based on the number of customers benefiting from a service to total number of customers.

3.   Net Revenue and Assets Ratio:

     ----------------------------

     Revenue dollars per kWh and dollar value of assets by operating company as a percent of total dollar value for all operating companies.

4.   Departmental Charge Ratio:
     -------------------------

     Specific departmental ratio based on factors such as labor hours, labor dollars, headcount, square footage utilized, etc., reflecting the causal relationship between costs and benefit to the customer serviced.


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED
--------------------------------------------------------------------------------


                                      NONE


--------------------------------------------------------------------------------

                  ANNUAL REPORT OF FIRSTENERGY SERVICE COMPANY

                      For the Year Ended December 31, 2002


                                SIGNATURE CLAUSE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                FIRSTENERGY SERVICE COMPANY
                                -------------------------------------------
                                (Name of Reporting Company)


                                By: /s/ P. R. Chatman
                                   ----------------------------------------
                                    (Signature of Signing Officer)


                                P. R. Chatman, Assistant Controller
                                -------------------------------------------
                                (Printed Name and Title of Signing Officer)


Date:  April 30, 2003